EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the eMagin Corporation (the “Company”) 2008 Incentive Stock Plan of our report dated  January 8, 2009 on the audits of the financial statements and schedule of eMagin Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, which report included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, included in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.

/s/ Eisner LLP
New York, New York
January 22, 2009